EXHIBIT 10.29
[LETTERHEAD OF ABITIBIBOWATER INC.]
February 7, 2011
John Lafave
Re: Employment agreement between John Lafave and AbitibiBowater Inc.
Dear John,
This letter will serve to confirm your new position of Senior Vice President, Pulp and Paper Sales and Marketing in the post-emergence AbitibiBowater Inc.
The terms and conditions of your employment are as follows:

Location:	Montreal, Quebec, Canada

Effective date:	January 17, 2011

Compensation:	Your annual base salary will be US$300,000.

Short-Term Incentive Plan (STIP):	You will be eligible to participate in a short-term incentive plan for the year 2011, with a target level of 100% of base salary. Please refer to the documentation enclosed.

Long-Term Incentive Plan (LTIP):	You will be eligible to participate in the Company’s long-term incentive plan and to receive grants under such plan, as determined by the Board of Directors from time to time, at its discretion. For 2011, you will be eligible to an annual grant equivalent to 125% of your annual base salary. The LTIP plan will be available shortly.
Other benefits:
As per policy, you will maintain participation in various benefit plans such as group insurance. You will be entitled to 5 weeks of vacation per year as of the 2011 calendar year.

Defined Contributions (DC) retirement program for executive employees:
As regards pension benefits, you will continue to participate in the new Company’s defined contributions (DC) retirement program for executive employees at the following levels of contribution:

Employee
Contributions	Company Contributions
5% of eligible earnings*	20.5% of eligible earnings

*	Up to the US compensation limit
Please refer to the documentation enclosed.

Perquisite allowance:	You will be eligible for a perquisite allowance of US$12,000 per year as well as a complete annual medical examination.
Severance:
You will be covered by the Company’s severance policy for the Chief Executive Officer and his direct reports. Pursuant to this policy, you will be entitled to six weeks of eligible pay per year of continuous service, with a minimum of 52 weeks and up to a maximum of 104 weeks. For a period of 12 months following a “change in control”, the severance pay is available in the event of involuntary termination or voluntary termination for a “good reason”. The emergence of the Company from creditor protection and all related transactions will not constitute a change in control for the purpose of this policy. Please refer to the documentation enclosed.
Prior agreements:
As previously communicated, all your pre-emergence management agreements with the Company have been repudiated as of the date of emergence.

We are excited about the outlook of the newly emerged company and look forward to your continued leadership.
/s/ Richard Garneau
Richard Garneau
President and Chief Executive Officer
To indicate your acceptance of this employment offer, please sign in the space provided below and return an original to Julie McMahon by February 14, 2011.
I have read the present employment agreement and hereby accept the terms and conditions of my employment contract with AbitibiBowater Inc. as described herein.

/s/ John Lafave	February 14, 2011
John Lafave
Enclosures